As filed with the Securities and Exchange Commission on October 16, 2024

Registration No. 333-185948

Registration No. 333-242359

Registration No. 333-273708

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-185948

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-242359

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-273708

UNDER

THE SECURITIES ACT OF 1933

Chuy’s Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5717694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1623 Toomey Road Austin, Texas	78704
(Address of Principal Executive Offices)	(Zip Code)

Chuys Holdings, Inc. Amended and Restated 2006 Stock Option Plan

Chuy’s Holdings, Inc. 2012 Omnibus Equity Incentive Plan

Chuy’s Holdings, Inc. 2020 Omnibus Incentive Plan

Chuy’s Holdings, Inc. 2023 Employee Stock Purchase Plan

(Full Title of the Plan)

Tim Larson

Vice President, General Counsel and Secretary

Chuy’s Holdings, Inc.

1623 Toomey Road

Austin, Texas 78704

(512) 473-2783

(Name, address, and telephone number, including area code, of agent for service)

Copies to

Charles Brewer

Steven Haas

Hunton Andrews Kurth LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

(804) 788-8200

and

Justin Reinus

Charlie Haag

Winston & Strawn LLP

2121 North Pearl Street, Suite 900

Dallas, Texas 75201

(214) 453-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (this “Post-Effective Amendment”) relates to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Chuy’s Holdings, Inc., a Delaware corporation (the “Registrant”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities that remain unsold under the Registration Statements as of the date hereof:

•	Registration Statement on Form S-8 (No. 333-185948), filed with the SEC on January 10, 2013;

•	Registration Statement on Form S-8 (No. 333-242359), filed with the SEC on August 7, 2020; and

•	Registration Statement on Form S-8 (No. 333-273708), filed with the SEC on August 4, 2023.

On October 11, 2024 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated as of July 17, 2024, by and among the Registrant, Darden Restaurants, Inc. (“Darden”), and Cheetah Merger Sub Inc., the Registrant was acquired by way of a merger and became an indirect, wholly-owned subsidiary of Darden (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Registrant’s securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all securities registered under the Registration Statements that remained unsold as of the Effective Date and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 16, 2024.

CHUY’S HOLDINGS, INC.

By:	/s/ Jon W. Howie
Name: Jon W. Howie
Title: Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.